THIRD AMENDMENT

TO

SIXTH AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT

THIS THIRD AMENDMENT is made as of the 26th day of February, 2026, by and between Mason Street Advisors, LLC (the “Adviser”) and T. Rowe Price Associates, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Sixth Amended and Restated Investment Sub-Advisory Agreement dated November 30, 2022, as amended December 12, 2024, and December 16, 2025 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Short-Term Bond Portfolio, Equity Income Portfolio, and Growth Stock Portfolio (each, a “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Growth Stock Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. The portion of Schedule A to the Agreement relating to the Growth Stock Portfolio shall be deleted and replaced with Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASON STREET ADVISORS, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Paul A. Mikelson	By:	/s/ Terence Baptise

Name:	Paul A. Mikelson	Name:	Terence Baptiste

Title:	President	Title:	Vice President

EXHIBIT A

SCHEDULE A

TO

SIXTH AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

T. ROWE PRICE ASSOCIATES, INC.

As Amended February 26, 2026

Fee Effective: May 1, 2026

Growth Stock Portfolio*

$0 – 50 Million – 0.50% of average daily net assets

$50 – 100 Million – 0.40% of average daily net assets

Reset at $100 Million – 0.40% of average daily net assets

Reset at $200 Million – 0.33% of average daily net assets

Reset at $500 Million – 0.325% of average daily net assets

Reset at $1 Billion – 0.30% of average daily net assets

$1 Billion – $2 Billion – 0.29% of average daily net assets

Reset at $2 Billion – 0.29% of average daily net assets

Over $3 Billion – 0.275% of average daily net assets

Reset at $7.5 Billion – 0.26% of average daily net assets

*Growth Stock Portfolio Transitional Fee Credits:

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat 0.40% fee schedule once assets reach $100 million. The credit will apply at asset levels between $87.5 million and $100 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $100 million, when the flat fee would be triggered, or (b) fall below a threshold of $87.5 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat 0.40% fee schedule over the difference between $100 million and the current portfolio size for billing purposes. The credit would approach $50,000 annually when the Growth Stock Portfolio’s assets were close to $100 million and fall to zero at $87.5 million. The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $87,500,000	X $50,000
$12,500,000

To accommodate circumstances where the Growth Stock Portfolio’s assets approach or are beneath $200 million, the Sub-Adviser will provide a transitional credit at asset levels between $165 million and $200 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $200 million, when the 0.33% fee would be triggered, or (b) fall below a threshold of $165 million, which would trigger the application of the fee schedule of 0.40% on the first $200 million.

The credit is determined by prorating the difference between the 0.40% fee schedule and the 0.33% fee schedule over the difference between $200 million and the current portfolio size for billing purposes. The credit would approach $140,000 annually when the Growth Stock Portfolio’s assets were close to $200 million and fall to zero at $165 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $165,000,000	X $140,000
$35,000,000

To accommodate circumstances where the Growth Stock Portfolio’s assets approach or are beneath $500 million, the Sub-Adviser will provide a transitional credit at asset levels between approximately $492 million and $500 million. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $500 million, when the 0.325% fee would be triggered, or (b) fall below a threshold of approximately $492 million, which would trigger the application of the fee schedule of 0.33% on the first $500 million.

The credit is determined by prorating the difference between the 0.33% fee schedule and the 0.325% fee schedule over the difference between $500 million and the current portfolio size for billing purposes. The credit would approach $25,000 annually when the Growth Stock Portfolio’s assets were close to $500 million and fall to zero at approximately $492 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $492,424,242.42	X $25,000
$7,575,757.58

To accommodate circumstances where the Growth Stock Portfolio’s assets approach or are beneath $1 billion, the Sub-Adviser will provide a transitional credit at asset levels between approximately $923 million and $1 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $1 billion, when the 0.30% fee would be triggered, or (b) fall below a threshold of approximately $923 million, which would trigger the application of the fee schedule of 0.325% on the first $1 billion.

The credit is determined by prorating the difference between the 0.325% fee schedule and the 0.30% fee schedule over the difference between $1 billion and the current portfolio size for billing purposes. The credit would approach $250,000 annually when the Growth Stock Portfolio’s assets were close to $1 billion and fall to zero at approximately $923 million.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $923,076,923.08	X $250,000
$76,923,076.92

To accommodate circumstances where the Growth Stock Portfolio’s assets approach or are beneath $2 billion, the Sub-Adviser will provide a transitional credit at asset levels between approximately $1.97 billion and $2 billion. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $2 billion, when the 0.29% fee would be triggered, or (b) fall below a threshold of approximately $1.97 billion, which would trigger the application of the tiered fee schedule of 0.30% on the first $1 billion and 0.29% on the next $1 billion.

The credit is determined by prorating the difference between the tiered fee schedule and the 0.29% fee schedule over the difference between $2 billion and the current portfolio size for billing purposes. The credit would approach $100,000 annually when the Growth Stock Portfolio’s assets were close to $2 billion and fall to zero at approximately $1.97 billion.

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $1,965,517,241.38	X $100,000
$34,482,758.62

To accommodate circumstances where the Growth Stock Portfolio’s assets fall beneath $7.5 billion and to prevent a decline in the Fund’s assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $7.5 billion, when the flat fee would be triggered, or (b) fall below a threshold of approximately $6.93 billion, where the tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the tiered fee schedule and the flat 0.26% fee schedule by the difference between the current portfolio size for billing purposes and approximately $6.93 billion, divided by the difference between $7.5 billion and the $6.93 billion threshold. The credit would approach $1,575,000 annually when a Fund’s assets were close to $7.5 billion and fall to zero at approximately $6.93 billion.

The annualized transitional credit is determined as follows, and the appropriate portion thereof (based upon the number of days in the month) will be applied as a credit to fees assessed:

The transitional credit is determined as follows:

Current Portfolio Size for Billing Purposes - $6,927,272,727.27	X $1,575,000
$572,727,272.73